EXHIBIT 23.3



                        [LETTERHEAD OF COOPERS & LYBRAND]

The Directors
Geotek Communications Inc.
20 Craig Road
Montvale
NJ 07645
USA


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Geotek Communications Inc. on Form S-3 (numbers 33-5508, 33-49548, 33-57530, 33-61034, 33-72820, 33-78540, 33-85296, 33-62073, 33-62327, 33-64117 and
33-64533)  Form S-4  (number  33-62333)  and Form S-8 (number  33-67144)  of our report dated 27 March 1996, on our audits of the financial statements of National Band Three Limited as of 31 December 1995 and 1994, and for the years ended 31 December 1995 and 1994, which report is included in this Annual Report on Form 10-K.


                                                      COOPERS & LYBRAND


London, United Kingdom
27 March 1996